Industrial Markets Veteran Chosen as New COO of Megola.

CORUNNA, ONTARIO – September 30, 2004 – Megola, Inc. (OTCBB: MGOA), a leading solution provider in physical water treatment, microbiological control, wastewater treatment and air purification, announced today that Don Greer has accepted the position of Chief Operating Officer.

As the COO, he will utilize his vast technical, sales and marketing experience to better allocate energy and resources and impart structure, direction and guidance to Megola - ultimately increasing shareholder value, and revenues.

“Don Greer should prove to be an enormous asset for Megola right from the start.  He has nearly 35 years of upper level business experience helping industrial corporations develop and expand their technologies and acquire larger customer bases.  Everyone at Megola is excited about the potential that Don’s addition to our team carries.  We truly believe that Mr. Greer is the perfect person to lead Megola as we continue to expand the scope of our offerings, the industries we serve and the geographical areas we are entering,” says Joel Gardner, President and Chief Executive Officer of Megola, Inc.

Mr. Greer began his career as a chemist at Polysar Rubber Corp., which was later purchased by Bayer, Inc. (NYSE:BAY) During his nearly 30 years at the company, he took on a number of key managerial roles in the technical, sales and marketing areas for the company.  Mr. Greer held such positions as Regional Sales Manager, Marketing Director of the Industrial Group, and Sales Director of North and South America at Polysar/Bayer.  More recently, he served for four years as the Director of Sales and Marketing at Chicago Rawhide (www.chicago-rawhide.com) and for the past 3 years has served as Regional Canadian Sales Manager at Illinois-based Inpro/Seal (www.inpro-seal.com), an international leader in the bearing seal industry.  Mr. Greer holds a BS in chemistry from Queens College in Dundee, Scotland.

“Mr. Greer has a well-earned reputation as an innovative leader that takes a hands-on approach to everything from developing and implementing comprehensive business plans and strategies, to personally overseeing resource management, revenue models, budgets and forecasting.  He also brings a wealth of technical and industrial sales and marketing experience and is expected to spearhead Megola’s efforts to generate an increasing amount of new business,” adds Gardner.

Megola (www.megolacorp.com), which went public last year, is in the process of expanding both the scope of its offerings and its reach throughout the global marketplace.  The company announced earlier this year that it has launched a new business model, which it believes will significantly boost its revenues.  Under this new model, the company has begun partnering with clients to provide “tailor-made” solutions to the clients’ air/water-quality problems.

The matters set forth in this press release are forward-looking statements within the meaning of the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Phoenix IR Associates, Inc.

        1-866-281-3258

          ir@megolacorp.com